Exhibit 99.3

The information set forth in this exhibit is presented solely in connection with the changes in presentation to the Annual Report on Form 10-K of Patheon Inc. (the “Company”) for the year ended October 31, 2011 (the “2011 Form 10-K”) described in the accompanying Form 8-K and the exhibits thereto (this “Form 8-K”), does not reflect events or developments that occurred after December 19, 2011, the date the Company filed the 2011 Form 10-K, and does not modify or update the disclosures contained in the 2011 Form 10-K in any way other than as described in this Form 8-K. Accordingly, this exhibit should be read in conjunction with the 2011 Form 10-K, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2012, April 30, 2012 and July 31, 2012, and the Company’s other filings with the Securities and Exchange Commission.

Item 8.	Financial Statements and Supplementary Data.

See “Index to Consolidated Financial Statements” in this Form 8-K.

Item 15.	Exhibits and Financial Statement Schedules.

(a)(1)	Financial Statements

See “Index to Consolidated Financial Statements” in this Form 8-K.

(a)(2)	Financial Statement Schedules

Schedules have been omitted because they are not applicable or the required information is shown in our consolidated financial statements or the related notes thereto. See “Index to Consolidated Financial Statements” in this Form 8-K.

1

2

Report of Independent Registered Public Accounting Firm

To the Shareholders of Patheon Inc.

We have audited the accompanying consolidated balance sheets of Patheon Inc. as of October 31, 2011 and 2010, and the related consolidated statements of loss, shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patheon Inc. at October 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its comprehensive basis of accounting from Canadian generally accepted accounting principles to U.S. generally accepted accounting principles effective November 1, 2011 and all material amounts and disclosures have been retroactively adjusted for the periods presented.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 19, 2011

except for Note 1, as to which the date is

October 2, 2012

Patheon Inc.

CONSOLIDATED BALANCE SHEETS

	As of October 31,
(in millions of U.S. dollars )	2011	2010
	$	$
Assets
Current
Cash and cash equivalents	33.4	53.5
Accounts receivable	158.0	139.9
Inventories	81.8	73.3
Income taxes receivable	3.1	5.7
Prepaid expenses and other	10.7	9.5
Deferred tax assets—short term	8.1	7.7

Total current assets	295.1	289.6

Capital assets	474.2	477.4
Intangible assets	—	1.4
Deferred financing costs	6.2	7.2
Deferred tax assets	39.1	28.9
Goodwill	3.5	3.4
Investments	5.3	5.3
Long-term assets held for sale	0.2	—
Other long-term assets	1.0	—

Total assets	824.6	813.2

Liabilities and shareholders’ equity
Current
Short-term borrowings	6.1	2.0
Accounts payable and accrued liabilities	181.5	156.7
Income taxes payable	—	0.4
Deferred revenues—short term	8.8	26.7
Current portion of long-term debt	1.1	3.5

Total current liabilities	197.5	189.3

Long-term debt	280.1	281.1
Deferred revenues	27.7	19.2
Deferred tax liabilities	27.9	29.4
Other long-term liabilities	53.7	45.1

Total liabilities	586.9	564.1

Shareholders’ equity
Restricted voting shares	571.9	571.9
Contributed surplus	13.5	10.0
Deficit	(371.9)	(355.5)
Accumulated other comprehensive income	24.2	22.7

Total shareholders’ equity	237.7	249.1

Total liabilities and shareholders’ equity	824.6	813.2

see accompanying notes

Patheon Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended October 31,
(in millions of U.S. dollars, except loss per share)	2011	2010	2009
	$	$	$
Revenues	700.0	671.2	655.1
Cost of goods sold	568.2	536.8	511.0

Gross profit	131.8	134.4	144.1
Selling, general and administrative expenses	120.2	110.6	105.5
Repositioning expenses	7.0	6.8	2.1
Impairment charge	—	3.6	—
Loss on sale of capital assets	0.2	0.2	—

Operating income	4.4	13.2	36.5
Interest expense, net	25.6	19.6	15.4
Foreign exchange (gain) loss	(1.6)	(1.5)	7.0
Refinancing Expenses	—	12.2	—
Other (income) expense, net	(4.9)	(0.4)	0.4

(Loss) income from continuing operations before income taxes	(14.7)	(16.7)	13.7
Current	1.6	6.7	7.7
Future	(0.5)	(20.5)	4.9

Provision for (benefit from) income taxes	1.1	(13.8)	12.6

(Loss) income before discontinued operations	(15.8)	(2.9)	1.1
Loss from discontinued operations	(0.6)	(1.7)	(7.8)

Net loss for the period	(16.4)	(4.6)	(6.7)

Dividends on convertible preferred shares	—	—	11.1

Net loss attributable to restricted voting shareholders	(16.4)	(4.6)	(17.8)

Basic and diluted loss per share
From continuing operations	$(0.122)	$(0.023)	$(0.099)
From discontinued operations	$(0.005)	$(0.013)	$(0.077)

	$(0.127)	$(0.036)	$(0.176)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	129,168	129,168	100,964

see accompanying notes

Patheon Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in millions of U.S. dollars)	Convertible Preferred Shares	Restricted Voting Shares	Contributed Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at October 31, 2008	$167.8	$393.0	$6.7	$(334.6)	$(10.7)	$222.2
Paid in-kind dividend on shares	11.1	—	—	—	—	11.1
Conversion of convertible preferred shares	(178.9)	178.9	—	—	—	—
Stock-based compensation	—	—	1.0	—	—	1.0
Net change in minimum pension liability	—	—	—	—	(11.7)	(11.7)
Adjustment related to change in accounting policy	—	—	—	1.5	—	1.5
Net loss attributable to restricted voting shareholders	—	—	—	(17.8)	—	(17.8)
Change in foreign currency gains on investments in subsidiaries, net of hedging activities	—	—	—	—	25.5	25.5
Change in value of derivatives designated as foreign currency cash flow hedges	—	—	—	—	8.0	8.0
Losses on foreign currency hedges reclassified to consolidated statement of operations	—	—	—	—	4.9	4.9
Other	—	—	—	—	(0.1)	(0.1)

Balance at October 31, 2009	—	571.9	7.7	(350.9)	15.9	244.6
Stock-based compensation	—	—	2.3	—	—	2.3
Net change in minimum pension liability	—	—	—	—	2.4	2.4
Net loss attributable to restricted voting shareholders	—	—	—	(4.6)	—	(4.6)
Change in foreign currency gains on investments in subsidiaries, net of hedging activities	—	—	—	—	1.6	1.6
Change in value of derivatives designated as foreign currency cash flow hedges	—	—	—	—	9.0	9.0
Losses on foreign currency hedges reclassified to consolidated statement of operations	—	—	—	—	(6.2)	(6.2)

Balance at October 31, 2010	—	571.9	10.0	(355.5)	22.7	249.1
Stock-based compensation	—	—	3.5	—	—	3.5
Net change in minimum pension liability	—	—	—	—	(2.5)	(2.5)
Comprehensive income (loss):
Net loss attributable to restricted voting shareholders	—	—	—	(16.4)	—	(16.4)
Change in foreign currency gains on investments in subsidiaries, net of hedging activities	—	—	—	—	5.3	5.3
Change in value of derivatives designated as foreign currency cash flow hedges	—	—	—	—	1.7	1.7
Losses on foreign currency hedges reclassified to consolidated statement of operations	—	—	—	—	(3.0)	(3.0)

Balance at October 31, 2011	$—	$571.9	$13.5	$(371.9)	$24.2	$237.7

see accompanying notes

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended October 31,
(in millions of U.S. dollars)	2011	2010	2009
	$	$	$
Operating activities
(Loss) income before discontinued operations	(15.8)	(2.9)	1.1
Add (deduct) charges to operations not requiring a current cash payment
Depreciation and amortization	53.2	55.6	42.4
Impairment charge	—	3.6	—
Other non-cash interest	1.1	2.5	0.6
Change in other long-term assets and liabilities	(4.0)	2.2	(1.2)
Deferred income taxes	(0.6)	(19.7)	4.9
Amortization of deferred revenues	(45.0)	(37.4)	(1.0)
Loss on sale of capital assets	0.2	0.2	—
Stock-based compensation expense	3.5	2.3	1.1
Other	(0.1)	(0.5)	0.4

	(7.5)	5.9	48.3
Net change in non-cash working capital balances related to continuing operations	1.0	(2.6)	(10.8)
Increase in deferred revenues	30.4	47.4	10.5

Cash provided by operating activities of continuing operations	23.9	50.7	48.0
Cash used in operating activities of discontinued operations	(1.0)	(0.7)	(8.9)

Cash provided by operating activities	22.9	50.0	39.1

Investing activities
Additions to capital assets	(47.8)	(48.7)	(49.1)
Proceeds on sale of capital assets	0.4	—	0.1
Net increase in investments	—	(1.1)	(0.3)
Investment in intangibles	—	(0.2)	(0.2)

Cash used in investing activities of continuing operations	(47.4)	(50.0)	(49.5)
Cash provided by investing activities of discontinued operations	—	—	0.2

Cash used in investing activities	(47.4)	(50.0)	(49.3)

Financing activities
Increase (decrease) in short-term borrowings	4.1	(10.7)	3.0
Increase in long-term debt	9.0	296.2	50.5
Increase in deferred financing costs	—	(7.3)	—
Repayment of long-term debt	(10.4)	(246.6)	(39.9)

Cash provided by financing activities of continuing operations	2.7	31.6	13.6

Cash provided by financing activities	2.7	31.6	13.6

Effect of exchange rate changes on cash and cash equivalents	1.7	(0.4)	(1.3)

Net (decrease) increase in cash and cash equivalents during the period	(20.1)	31.2	2.1
Cash and cash equivalents, beginning of period	53.5	22.3	20.2

Cash and cash equivalents, end of period	33.4	53.5	22.3

Supplemental cash flow information
Interest paid	25.0	21.1	15.1

Income taxes (received) paid, net	(1.3)	9.1	10.2

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of business

Patheon Inc. (“Patheon” or the “Company”) is a Canadian public company, which trades under the symbol PTI on The Toronto Stock Exchange (“TSX”). The Company is an independent provider of drug development and manufacturing services to global pharmaceutical, biotechnology and specialty pharmaceutical companies.

Patheon’s commercial manufacturing activities relate primarily to products in solid, semi-solid, liquid and sterile dosage forms. The Company manufactures to customer specifications a wide variety of products in many packaging formats. The Company can be responsible for each aspect of the manufacturing and packaging process, from sourcing raw materials and packaging components to delivering the finished product in consumer-ready form to the customer’s distribution facilities.

Patheon’s pharmaceutical development services include dosage form development, analytical methods development, pilot batch manufacture of new products for the regulatory drug approval process and the provision of scale-up services designed to demonstrate that a drug can be manufactured in commercial volumes.

Basis of presentation

The Company changed its comprehensive basis of accounting from Canadian generally accepted accounting principles (“Canadian GAAP”) to U.S. generally accepted accounting principles (“U.S. GAAP”) effective November 1, 2011. The Company’s consolidated financial statements as originally reported in its Annual Report on Form 10-K for the year ended October 31, 2011 (“fiscal 2011”) were presented in accordance with Canadian GAAP. These consolidated financial statements and accompanying footnotes have been prepared under U.S. GAAP and have been retroactively adjusted to reflect U.S. GAAP for all periods presented.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The following financial information and tables in this Note 1 provide a reconciliation of the previously reported Canadian GAAP financial statements to the corresponding U.S. GAAP financial information:

Consolidated Balance Sheets

	As of October 31, 2011				As of October 31, 2010
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$	$	$		$
Assets
Current
Cash and cash equivalents	33.4	—		33.4	53.5	—		53.5
Accounts receivable	158.0	—		158.0	139.9	—		139.9
Inventories	81.8	—		81.8	73.3	—		73.3
Income taxes receivable	3.1	—		3.1	5.7	—		5.7
Prepaid expenses and other	10.7	—		10.7	9.5	—		9.5
Future tax assets—short term	8.1	—		8.1	9.0	(1.3)	g	7.7

Total current assets	295.1	—		295.1	290.9	(1.3)		289.6

Capital assets	474.9	(0.7)	e	474.2	478.3	(0.9)	e	477.4
Intangible assets	—	—		—	1.4	—		1.4
Deferred financing costs	—	6.2	f	6.2	—	7.2	f	7.2
Future tax assets	12.0	27.1	b,c	39.1	11.2	17.7	c	28.9
Goodwill	3.5	—		3.5	3.4	—		3.4
Investments	5.3	—		5.3	5.3	—		5.3
Long-term assets held for sale	0.2	—		0.2	—	—		—
Other long-term assets	27.6	(26.6)	b,c	1.0	18.4	(18.4)	c,d	—

Total assets	818.6	6.0		824.6	808.9	4.3		813.2

Liabilities and shareholders’ equity
Current
Short term borrowings	6.1	—		6.1	2.0	—		2.0
Accounts payable and accrued liabilities	181.2	0.3	b	181.5	156.7	—		156.7
Income taxes payable	—	—		—	0.4	—		0.4
Deferred revenues—short term	8.8	—		8.8	26.7	—		26.7
Current portion of long-term debt	1.1	—		1.1	3.5	—		3.5

Total current liabilities	197.2	0.3		197.5	189.3	—		189.3

Long-term debt	274.6	5.5	d,f	280.1	274.8	6.3	d,f	281.1
Deferred revenues	27.7	—		27.7	19.2	—		19.2
Future tax liabilities	33.7	(5.8)	b,c,e	27.9	29.7	(0.3)	e	29.4
Other long-term liabilities	21.7	32.0	b,g	53.7	22.9	22.2	b,g	45.1

Total liabilities	554.9	32.0		586.9	535.9	28.2		564.1

Shareholders’ equity
Restricted voting shares	553.8	18.1	a	571.9	553.8	18.1	a	571.9
Contributed surplus	13.5	—		13.5	10.0	—		10.0
Deficit	(347.5)	(24.4)	a,d,e,g	(371.9)	(330.7)	(24.8)	a,d,e,g	(355.5)
Accumulated other comprehensive income (loss)	43.9	(19.7)	a,b,e	24.2	39.9	(17.2)	a,b,e	22.7

Total shareholders’ equity	263.7	(26.0)		237.7	273.0	(23.9)		249.1

Total liabilities and shareholders’ equity	818.6	6.0		824.6	808.9	4.3		813.2

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Consolidated Statements of Loss

	Year Ended October 31, 2011
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$
Revenues	700.0	—		700.0
Cost of goods sold	561.9	6.3	c,e	568.2

Gross profit	138.1	(6.3)		131.8
Selling, general and administrative expenses	120.2	—		120.2
Repositioning expenses	7.0	—		7.0
Loss on sale of fixed assets	—	0.2	h	0.2

Operating income	10.9	(6.5)		4.4
Interest expense, net	25.4	0.2	d	25.6
Foreign exchange gain	(1.6)	—		(1.6)
Loss on sale of fixed assets	0.2	(0.2)	h	—
Other (income) expense, net	(4.2)	(0.7)	d	(4.9)

Loss from continuing operations before income taxes	(8.9)	(5.8)		(14.7)
Current	1.6	—	g	1.6
Future	5.7	(6.2)	c,e,g	(0.5)

Provision for income taxes	7.3	(6.2)		1.1

Loss before discontinued operations	(16.2)	0.4		(15.8)
Loss from discontinued operations	(0.6)	—		(0.6)

Net loss for the period	(16.8)	0.4		(16.4)

Net loss attributable to restricted voting shareholders	(16.8)	0.4		(16.4)

Basic and diluted loss per share
From continuing operations	$(0.125)			$(0.122)

From discontinued operations	$(0.005)			$(0.005)

	$(0.130)			$(0.127)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	129,168			129,168

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

	Year Ended October 31, 2010
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$
Revenues	671.2	—		671.2
Cost of goods sold	526.2	10.6	c,e	536.8

Gross profit	145.0	(10.6)		134.4
Selling, general and administrative expenses	110.6	—		110.6
Repositioning expenses	6.8	—		6.8
Impairment charge	—	3.6	h	3.6
Loss on sale of fixed assets	—	0.2	h	0.2

Operating income	27.6	(14.4)		13.2
Interest expense, net	19.5	0.1	d	19.6
Impairment charge	3.6	(3.6)	h	—
Foreign exchange gain	(1.5)	—		(1.5)
Refinancing expenses	12.2	—		12.2
Loss on sale of fixed assets	0.2	(0.2)	h	—
Other (income) expense, net	(0.1)	(0.3)	d	(0.4)

Loss from continuing operations before income taxes	(6.3)	(10.4)		(16.7)
Current	6.7	—		6.7
Future	(9.7)	(10.8)	c,e	(20.5)

Benefit from income taxes	(3.0)	(10.8)		(13.8)

Loss before discontinued operations	(3.3)	0.4		(2.9)
Loss from discontinued operations	(1.7)	—		(1.7)

Net loss for the period	(5.0)	0.4		(4.6)

Net loss attributable to restricted voting shareholders	(5.0)	0.4		(4.6)

Basic and diluted loss per share
From continuing operations	$(0.026)			$(0.023)

From discontinued operations	$(0.013)			$(0.013)

	$(0.039)			$(0.036)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	129,168			129,168

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

	Year Ended October 31, 2009
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$
Revenues	655.1	—		655.1
Cost of goods sold	511.2	(0.2)	e	511.0

Gross profit	143.9	0.2		144.1
Selling, general and administrative expenses	105.5	—		105.5
Repositioning expenses	2.1	—		2.1

Operating income	36.3	0.2		36.5
Interest expense, net	15.4	—		15.4
Foreign exchange loss	7.0	—		7.0
Other (income) expense, net	0.4	—		0.4

Income from continuing operations before income taxes	13.5	0.2		13.7
Current	7.7	—		7.7
Future	4.8	0.1	e	4.9

Provision for income taxes	12.5	0.1		12.6

Income before discontinued operations	1.0	0.1		1.1
Loss from discontinued operations	(7.8)	—		(7.8)

Net loss for the period	(6.8)	0.1		(6.7)
Dividends on convertible preferred shares	11.1	—		11.1
Net loss attributable to restricted voting shareholders	(17.9)	0.1		(17.8)

Basic and diluted loss per share
From continuing operations	$(0.100)			$(0.099)

From discontinued operations	$(0.077)			$(0.077)

	$(0.177)			$(0.176)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	100,964			100,964

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Consolidated Statements of Cash Flows

There were no material differences between Canadian GAAP and U.S. GAAP in total operating, investing or financing activities for fiscal 2011, the year ended October 31, 2010 (“fiscal 2010”) and the year ended October 31, 2009 (“fiscal 2009”). However, there were certain reclassifications within these activities.

Consolidated Statements of Changes to Shareholders’ Equity

	Year Ended October 31, 2011				Year Ended October 31, 2010
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$	$	$		$
Restricted voting shares
Balance at beginning of period	553.8	18.1	a	571.9	553.8	18.1	a	571.9

Balance at end of period	553.8	18.1		571.9	553.8	18.1		571.9

Contributed surplus
Balance at beginning of period	10.0	—		10.0	7.7	—		7.7
Stock-based compensation	3.5	—		3.5	2.3	—		2.3

Balance at end of period	13.5	—		13.5	10.0	—		10.0

Deficit
Balance at beginning of period	(330.7)	(24.8)		(355.5)	(325.7)	(25.2)		(350.9)
Adjustments for U.S. GAAP differences	—	0.4	d,e	0.4	—	0.4	d,e	0.4
Net loss attributable to restricted voting shareholders	(16.8)	—		(16.8)	(5.0)	—		(5.0)

Balance at end of period	(347.5)	(24.4)		(371.9)	(330.7)	(24.8)		(355.5)

Accumulated other comprehensive income (loss)
Balance at beginning of period	39.9	(17.2)		22.7	35.5	(19.6)		15.9
Pension adjustment	—	(2.5)	b	(2.5)	—	2.4	b	2.4
Other comprehensive income for the period	4.0	—		4.0	4.4	—		4.4

Balance at end of period	43.9	(19.7)		24.2	39.9	(17.2)		22.7

Total shareholders’ equity at end of period	263.7	(26.0)		237.7	273.0	(23.9)		249.1

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

	Year Ended October 31, 2009
	Canadian GAAP	Increase (Decrease)	Notes	U.S. GAAP
	$	$		$
Convertible preferred shares—equity component
Balance at beginning of period	149.2	18.6		167.8
Paid in-kind dividend on shares	11.1	—		11.1
Conversion of convertible preferred shares	(160.3)	(18.6)	a	(178.9)

Balance at end of period	—	—		—

Restricted voting shares
Balance at beginning of period	393.5	(0.5)		393.0
Conversion of convertible preferred shares	160.3	18.6	a	178.9

Balance at end of period	553.8	18.1		571.9

Contributed surplus
Balance at beginning of period	6.7	—		6.7
Stock-based compensation	1.0	—		1.0

Balance at end of period	7.7	—		7.7

Deficit
Balance at beginning of period	(309.3)	(25.3)		(334.6)
Elimination of gain on deemed redemption of preferred shares	1.6	—		1.6
Foreign exchange on preferred shares	—	0.1	e	0.1
Adjustments for U.S. GAAP differences	(17.9)	—		(17.9)

Balance at end of period	(325.7)	(25.2)		(350.9)

Accumulated other comprehensive income (loss)
Balance at beginning of period	(2.9)	(7.8)		(10.7)
Pension adjustment	—	(11.7)	b	(11.7)
Adjustments for U.S. GAAP differences	—	(0.1)	e	(0.1)
Other comprehensive income for the period	38.4	—		38.4

Balance at end of period	35.5	(19.6)		15.9

Total shareholders’ equity at end of period	271.3	(26.7)		244.6

see accompanying notes

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

(a) Preferred shares

Under Canadian GAAP, the convertible preferred shares held by JLL Patheon Holdings, LLC (“JLL Patheon Holdings”) were classified at inception as having both an equity component and a debt component. Therefore, under Canadian GAAP, the Company recognized foreign exchange gains and losses during the year ended October 31, 2007 and the year ended October 31, 2008 (“fiscal 2008”) on the U.S. dollar denominated debt portion of the preferred shares as they were held by an entity with a Canadian dollar functional currency and marked to market the debt portion at current foreign exchange rates. Under U.S. GAAP, however, the preferred shares were deemed to be mezzanine equity at inception. Therefore, the Company did not recognized any such foreign exchange activity under U.S. GAAP.

The Company considered its U.S. dollar denominated debt held by the Canadian entity as a hedge against its U.S. dollar denominated investments . Therefore, under Canadian GAAP, changes in the fair value associated with the effective portions of the hedge were recorded as other comprehensive income, and changes in the ineffective portions of the hedge were recorded as foreign exchange gains and losses on the consolidated statements of loss.

Because JLL’s preferred shares were primarily recorded as debt, under Canadian GAAP, the Company recorded accrued interest on the debt portion of the preferred shares. Under U.S. GAAP Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), the Company has recorded accreted dividends on the entire amount.

As discussed above, under U.S. GAAP, the value of the preferred stock has been adjusted from its initial value on the April 27, 2007 issuance date to its redemption value over the period from issuance date to the redemption or conversion date using the method discussed in ASC 480.

In September 2008, the Company entered into an agreement (the “Redemption Waiver Agreement”) with JLL Patheon Holdings whereby JLL Patheon Holdings agreed to waive the mandatory redemption requirement contained in the terms of its preferred shares. Under Canadian GAAP, the Redemption Waiver Agreement resulted in a deemed repayment of the debt and equity components of the preferred shares, as well as in a change in the accounting treatment for those shares. Under Canadian GAAP, completion of the Redemption Waiver Agreement resulted in the full carrying value of the preferred shares being classified within shareholders’ equity on the Company’s balance sheets, and no further accretive interest expense was recorded in the consolidated statements of loss. Paid-in-kind dividend equivalents on the preferred shares were reported below net loss to arrive at a loss attributable to the restricted voting shareholders.

Under Canadian GAAP, upon settlement of the debt portion of JLL Patheon Holdings’ preferred shares, the Company recognized a gain on the extinguishment of this debt. The Company reported this gain on its consolidated statement of loss below operating income and before income from continuing operations before income tax. Additionally, upon settlement of the equity portion of JLL Patheon Holdings’ preferred shares, the Company recognized a loss on the deemed redemption, which increased accumulated deficit. Under U.S. GAAP, the Company has not recognized any gain or loss because the preferred shares were recorded solely as equity from inception.

According to U.S. GAAP ASC 260, “Earnings Per Share,” under the inducement clause, the excess (deficit) of the fair value of all securities and other consideration transferred in the transaction by the Company to the holders of the convertible preferred stock over (under) the carrying value of securities issuable pursuant to the original conversion terms was netted against net income (loss) in computing net income (loss) per share. The impact of this was a net gain for the restricted shareholders of $18.2 million, partially offset by the additional 400,000 restricted shares issued to JLL Patheon Holdings with a fair value of approximately $1.1 million.

The net impact on loss attributable to restricted voting shareholders was a gain (deemed dividend) of $17.1 million which was included in the net loss per share calculation for fiscal 2008.

On July 29, 2009, JLL Patheon Holdings converted its 150,000 convertible preferred shares of Patheon into a total of 38,018,538 restricted voting shares of Patheon, in accordance with the convertible preferred share terms. As a result of this conversion, the Company no longer has any Series C preferred shares outstanding.

(b) Pensions and post retirement plans

Under U.S. GAAP ASC 715, “Compensation—Retirement Benefits,” the Company is required to recognize the over or underfunded status of defined benefit pension and other post-retirement plans on its balance sheet. The over or under funded status is measured as the difference between the fair value of the plan assets and the benefit obligation, being the projected obligation for pension plans and the accumulated benefit obligation for other post-retirement plans. In addition, the Company is

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

required to recognize any previously unrecognized actuarial gains and losses and prior service costs and credits that arise during the applicable period in other comprehensive income, net of tax. No similar requirement currently exists under Canadian GAAP. In addition, overfunded plans are reported as non-current assets and underfunded plans are reported as non-current liabilities, with expected benefit payments over the next 12 months reclassified as short-term liabilities from non-current liabilities.

(c) Research & development tax credits

Under U.S. GAAP ASC 740, “Income Taxes” (“ASC 740”) the Company’s tax credits are credited against income tax expense, whereas under Canadian GAAP CICA Section 3805, “Investment Tax Credits,” ITCs are offset against the related operating expense. Because the Company’s tax credits are related to research and development costs, primarily labor, assets are not typically created as a part of the operations subject to the tax credit calculation pool.

Under U.S. GAAP, the Company has reclassified the credit to cost of goods related to its tax credits to income tax expense and has reclassified the related tax credits receivables to deferred tax assets, short-term or long-term, based upon when they are expected to be used. The tax credits will impact current income tax expense when used and deferred income tax expense when accumulated during the course of a fiscal year.

(d) Embedded derivative on call option premium

Under CICA Section 3855, “Financial Instruments—Recognition and Measurement,” if the economic characteristics of an embedded derivative (in this case the call option on the Notes) are not closely related to the economic characteristics of the host contract (the Notes), then bifurcation of the embedded derivative is required. CICA Section 3855 provides that the economic characteristics of a call option are not closely related to the economic characteristics of the host contract if the call option’s exercise price is not approximately equal, on each exercise date, to the amortized cost of the host contract. In determining whether the exercise price is approximately equal, the amortized cost of the host contract is assumed to be its par value at any given time. Under U.S. GAAP ASC 815; “Derivatives and Hedging,” the bond call provisions were considered clearly and closely related to the host instrument, and as such, the embedded derivative is not valued separately from the debt. Therefore, whereas under Canadian GAAP the Company was required to value the call options, under U.S. GAAP, the call options are not valued for financial reporting purposes.

(e) Deferred transaction costs

U.S. GAAP ASC 805, “Business Combinations,” and its predecessor, Statement of Financial Accounting Standards No. 141, “Business Combinations,” each require deferred transaction costs to be expensed as incurred. Under Canadian GAAP, such costs are capitalized and amortized over 15 years. As such, the effect of the deferred transaction costs has been reversed as of the first period presented and included in opening accumulated deficit.

(f) Deferred financing costs

In accordance with Canadian GAAP, the Company accounts for deferred financing costs, or transaction costs, as a reduction from the related liability and amortizes such costs using the effective interest method. However, for U.S. GAAP purposes, the Company accounts for these costs as an asset and amortizes them over the expected term of the financial liability using the effective interest method.

(g) Reserves for uncertain tax positions

The Company adopted the uncertain tax positions standard of ASC 740 on November 1, 2007. As a result of the implementation of this standard, the Company recognized no material adjustment in the liability for unrecognized income tax benefits or effect on accumulated deficit. As of October 31, 2011, 2010 and 2009, unrecognized tax benefits were $0.8 million, $1.4 million and $2.7 million, respectively.

(h) Long-lived assets classified as held and used

Under U.S. GAAP ASC 360, “Long-Lived Assets Classified as Held and Used” (“ASC 360”), impairments and gains/losses on sale of assets should be reported in operating income (loss).

Other prior period amounts in the consolidated financial statements have been reclassified to conform to the current presentation, and all disclosures have been adjusted accordingly.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by the Company are summarized as follows:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated.

Use of estimates in the preparation of the consolidated financial statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect: the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the consolidated financial statements; and the reported amounts of revenue and expenses in the reporting period. Management believes that the estimates and assumptions used in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from those estimates.

Changes in accounting policy

The Company had no changes in accounting policy during the periods presented that had a material impact on its consolidated financial statements, except as discussed in Note 1—Nature of Business and Basis of Presentation.

Foreign exchange translation

The Company’s assets and liabilities that are not denominated in U.S. dollars are translated into U.S. dollars as follows: non-monetary assets are translated using the exchange rate in effect at year end, non-monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue, and revenues and expenses are translated at the average rate during each month. Translation gains and losses related to the carrying value of the Company’s foreign operations are included in accumulated other comprehensive income in shareholders’ equity. Foreign exchange gains and losses on transactions occurring in a currency different than the entity’s functional currency are reflected in income (loss).

Revenue recognition

The Company recognizes revenue for its commercial manufacturing and pharmaceutical development services when services are completed in accordance with specific agreements with its customers and when all costs connected with providing these services have been incurred, the price is fixed or determinable and collectability is reasonably assured. Customer deposits on pharmaceutical development services in progress are included in accounts payable and accrued liabilities.

The Company does not receive any fees on signing of contracts. In the case of pharmaceutical development services, revenue is recognized on the achievement of specific milestones in accordance with the respective development service contracts. In the case of commercial manufacturing services, revenue is recognized when services are complete and the product has met rigorous quality assurance testing.

Deferred revenues

The costs of certain capital assets are reimbursed to the Company by the pharmaceutical companies that are to benefit from the improvements in connection with the manufacturing and packaging agreements in force. These reimbursements are recorded as deferred revenues and are recognized as income over the remaining minimum term of the agreements. In certain instances the Company receives prepayment for future services and these amounts are amortized over the future required service periods.

Financial assets and liabilities

The Company’s financial instruments are classified into one of the following five categories: held-for-trading, held to maturity investments, loans and receivables, available-for-sale financial assets and other financial liabilities. All financial instruments, including derivatives, are included in the consolidated balance sheets and are measured at fair value except for held to maturity investments, loans and receivables and other financial liabilities, which are measured at amortized cost. Held-for-trading financial instruments are recorded at cost as they are initiated and are subsequently measured at fair value and all

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

revaluation gains and losses are included in net income (loss) in the period in which they arise. Available-for-sale financial instruments are also recorded at cost and are subsequently measured at fair value with all revaluation gains and losses included in other comprehensive income. All financial instrument transactions are recorded on the settlement date. Please refer to Note 13—Financial Instruments and Risk Management.

The Company expenses as incurred all transaction costs, including fees paid to advisors and other related costs. Financing costs, including underwriting and arrangement fees paid to lenders are deferred and carried as an asset on the balance sheet and amortized into interest expense using the effective interest rate method.

Derivatives and hedge accounting

The Company enters into foreign exchange forward contracts and collars to reduce its exposure to foreign currency denominated cash flows and changes in the fair value of foreign denominated assets and liabilities. Please refer to Note 13—Financial Instruments and Risk Management. The Company previously entered into interest rate swap contracts to reduce its exposure to variable interest rates.

All derivative instruments are recorded on the consolidated balance sheets at fair value unless exempted from derivative treatment as a normal purchase and sale. All changes in their fair value are recorded in income (loss) unless cash flow hedge accounting is used, in which case the changes in the fair value associated with the effective portions of the hedge are recorded in other comprehensive income.

Prior to the refinancing in the second quarter of fiscal 2010, the Company held foreign currency denominated debt as a hedge against the carrying value of its equity investment in certain foreign currency denominated operations. The foreign exchange translation impact of foreign denominated debt that was designated as an effective hedge of the net investments in foreign operations was recognized in other comprehensive income. The foreign exchange translation impact of foreign denominated debt that was not considered to be an effective hedge was recorded in income (loss) from operations. In the third quarter of fiscal 2010, the Company changed the functional currency of its corporate division in Canada to U.S. dollars, thereby eliminating the need for the Company to designate this U.S. dollar denominated debt as a hedge.

Cash and cash equivalents

Cash and cash equivalents include cash in interest-bearing accounts and term deposits with remaining maturities of less than three months at the date the term deposit was acquired.

Inventories

Inventories consisting of raw materials, packaging components, spare parts and work-in-process are valued at the lower of cost and net realizable value. Cost is principally determined by the standard cost method, which approximates average cost, and includes cost of purchased materials, costs of conversion, namely labor and overhead, and other costs, such as freight in, necessary to bringing the inventories to their present location and condition.

Capital assets

Capital assets are carried at cost less accumulated depreciation. The cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in earnings.

Depreciation is provided on the straight-line basis based on estimated useful lives as follows:

Buildings	30 – 50 years
Building equipment	15 years
Machinery and equipment	5 – 15 years
Office equipment	3 – 10 years
Computer software	2 – 10 years
Furniture and fixtures	7 – 10 years

Repairs and maintenance costs are charged to operations as incurred.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Intangible assets

Intangible assets represent the values assigned to acquired customer contracts and relationships and certain royalty agreements entered into with customers. They are amortized on a straight-line basis over their estimated economic lives.

Impairment of long-lived depreciable assets

The Company reviews whether there are any indicators of impairment of its capital assets and identifiable intangible assets (“long-lived depreciable assets”). If such indicators are present, the Company assesses the recoverability of the assets or group of assets by determining whether the carrying value of such assets can be recovered through undiscounted future cash flows. If the sum of undiscounted future cash flows is less than the carrying amount, the excess of the carrying amount over the estimated fair value, based on discounted future cash flows, is recorded as a charge to earnings.

Goodwill

Goodwill represents the excess of the purchase price of the Company’s interest in subsidiary companies over the fair value of the underlying net identifiable assets arising on acquisitions. Goodwill is not subject to amortization but is subject to an annual review for impairment, or more frequently if events or changes in circumstances indicate that goodwill is impaired. Goodwill impairment is assessed based on a comparison of the fair value of an individual reporting unit to the underlying carrying value of the reporting unit’s net assets including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill, determined in the same manner as in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

Employee benefit plans

The Company provides a number of benefit plans to its employees including:

(a) defined benefit pension plans; (b) post-employment benefit plans; (c) defined contribution pension plans; and (d) unfunded termination indemnities.

The cost of defined benefit pension plans and other post-employment benefits, which include health care and dental benefits, related to employees’ current service is charged to earnings annually. The cost is computed on an actuarial basis using the projected benefit method pro-rated based on service and management’s best estimates of various actuarial factors, including salary escalation, other cost escalation and retirement ages of employees.

The valuation of defined benefit pension plan assets is at current market value, based on an actuarial valuation, for purposes of calculating the expected return on plan assets. Past service costs resulting from plan amendments are deferred and amortized on a straight-line basis over the remaining service life of employees active at the time of amendment.

Actuarial gains and losses arise from the difference between the actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period, or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain or loss over 10% of the greater of the benefit obligations and the fair value of plan assets is amortized over the average remaining service period of active employees. The average remaining service period of the active employees covered by the pension plans and the other retirement benefit plans at the measurement date of October 31, 2011 is 18 years (2010—18 years). When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

The cost of defined contribution pension plans is charged to earnings as funds are contributed by the Company.

Unfunded termination indemnities for the employees of the Company’s subsidiary in Italy are accrued based on Italian severance pay statutes. The liability recorded on the consolidated balance sheets is the amount to which the employees would be entitled if the employees’ employment with the Company ceased.

Income taxes

The Company follows the liability method of income tax allocation. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The Company evaluates its ability to realize deferred tax assets on a quarterly basis. The factors used to assess the likelihood of realization of these assets include the Company’s calculation of cumulative pre-tax book income or loss, turn-around of temporary timing differences, available tax planning strategies that could be implemented to realize the deferred tax assets, and forecasted pre-tax book income and taxable income by specific tax jurisdiction. Actual results may vary from these forecasts and result in a change in the ability of the Company to realize benefits of these tax assets in the future. If the Company is unable to meet its projected forecasts or implement certain tax planning strategies in jurisdictions for which there is currently no valuation allowance, the recording of a valuation allowance may be required.

Convertible preferred shares

On July 29, 2009, JLL Patheon Holdings converted its 150,000 Series C convertible preferred shares of the Company into a total of 38,018,538 restricted voting shares of the Company, in accordance with the convertible preferred share terms. As a result of this conversion, the Company no longer has any Series C preferred shares outstanding.

Stock options

The fair value of stock options granted, modified or settled on or after November 1, 2003 is recognized on a straight-line basis over the applicable stock option vesting period as stock-based compensation expense in the consolidated statements of loss and contributed surplus in the consolidated balance sheets. On the exercise of stock options, consideration received and the accumulated contributed surplus amount is credited to share capital. The Company expenses forfeitures as incurred.

For the purposes of calculating the stock-based compensation expense, the fair value of stock options is estimated at the date of the grant using the Black-Scholes option pricing model and the cost is amortized over the vesting period. This model requires the input of a number of assumptions including dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect management’s best estimates, they involve assumptions based on market conditions generally outside of the control of the Company.

Loss per share

The calculation of loss per share—from continuing and discontinued operations equals reported net loss attributable to restricted voting shareholders—from continuing and discontinued operations divided by the weighted-average number of restricted voting shares outstanding during the year. Diluted income per share would reflect the assumed conversion of all dilutive securities using the treasury stock method.

Under the treasury stock method:

•	the exercise of options is assumed to be at the beginning of the period (or at the time of issuance, if later);

•	options for which the closing fair market value exceeds the option price are the only ones that are assumed to be dilutive;

•

the proceeds from the exercise of options, plus future period compensation expense on options granted on or after November 1, 2003, are assumed to be used to purchase restricted voting shares at the average price during the period;

•

the number of restricted voting shares assumed to be dilutive, plus the weighted-average number of restricted voting shares outstanding during the year, is used in the denominator of the diluted earnings per share computation; and

•

the convertible preferred shares are assumed to have been converted at the beginning of the year (or at time of issuance, if later), and the resulting restricted voting shares are included in the denominator.

Since the Company was in a loss position for fiscal 2011, fiscal 2010 and fiscal 2009, there is no dilutive effect. The Company did not include in the calculation of loss per share 12,628,457, 8,327,357, and 4,699,348 outstanding options in fiscal 2011, 2010 and 2009, respectively, because they were anti-dilutive in nature.

Government financing

The Company makes periodic applications for financial assistance under available government assistance programs in the various jurisdictions in which it operates. Grants relating to capital expenditures are reflected as a reduction of the cost of the related assets. Grants and tax credits relating to current operating expenditures are generally recorded as a reduction of expenses at the time the eligible expenses are incurred. In the case of certain foreign subsidiaries, the Company receives investment incentive allowances, which are accounted for as a reduction of income tax expense.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Recently issued accounting pronouncements

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which amends U.S. GAAP ASC 350, “Intangible Assets—Goodwill and Other.” Under this new ASU, an entity may elect the option to assess qualitative factors to determine whether it is necessary to perform the first step in the two-step impairment testing process. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not expect this ASU would have a material impact on its consolidated financial statements if prepared under U.S. GAAP.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Under this new ASU, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, but full retrospective application is required. As the Company reports net (loss) income and comprehensive (loss) income in two statements, the adoption of this ASU will not impact the presentation of the Company’s consolidated financial statements if presented in accordance with U.S. GAAP.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU modifies the existing standards to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, the ASU provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. This guidance is effective for interim and annual periods beginning after December 15, 2011, with early adoption prohibited. The Company does not expect this ASU would have a material impact on its consolidated financial statements if prepared under U.S. GAAP.

3. DISCONTINUED OPERATIONS AND PLANT CONSOLIDATIONS

Puerto Rico

The Company announced on December 10, 2009 its plan to consolidate its Puerto Rico operations into its manufacturing site located in Manati and ultimately close or sell its plant in Caguas. During fiscal 2010, the Company received a letter of intent for the purchase of its Caguas facility for a purchase price of $7.0 million, which resulted in the Company increasing the impairment charge related to the value of the land to $3.6 million from the initial impairment amount of $1.3 million recorded earlier in fiscal 2010. As a result of additional time required to transition manufacturing operations from Caguas to Manati due to longer than expected customer regulatory time lines and increased product demand, the Company now expects the transition to continue beyond the end of calendar year 2012. Therefore, the letter of intent was rescinded, and the extended time-frame will result in additional repositioning costs. The Company has increased its estimated total project repositioning expenses from $9.0 million to $11.5 million, of which an additional $4.1 million in repositioning expenses were incurred in fiscal 2011. The consolidation also results in additional accelerated depreciation of Caguas assets of approximately $12.0 million over the life of the project. Because the business in the Caguas facility is being transferred within the existing site network, its results of operations are included in continuing operations.

The Company closed its Carolina facility in Puerto Rico effective January 31, 2009. In the second half of fiscal 2010 the Company received a letter of intent on the property which led management to complete another impairment analysis and completely write down the assets as the fair value less the cost to sell was zero. The results of the Carolina operations have been reported in discontinued operations in fiscal 2011, 2010 and 2009.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The results of discontinued operations for Carolina for fiscal 2011, 2010 and 2009 are as follows:

	Years ended October 31,
	2011	2010	2009
	$	$	$
Revenues	—	—	2.6
Cost of goods sold	—	—	3.5

Gross loss	—	—	(0.9)
Selling, general and administrative expenses	0.6	0.9	2.8
Repositioning expenses (Note 17)	—	—	3.4

Operating loss	(0.6)	(0.9)	(7.1)
Asset impairment charge	—	0.8	0.7

Loss before income taxes	(0.6)	(1.7)	(7.8)

Net loss for the period	(0.6)	(1.7)	(7.8)

For fiscal 2010 and 2009, the Company recorded impairment charges of $0.8 million and $0.7 million, respectively, to write down the carrying value of the Carolina operations long-lived assets to their fair value less cost to sell, based on discussions with third parties interested in purchasing the facility.

Canada

In connection with the restructuring of its network of pharmaceutical manufacturing facilities within Canada, the Company closed its York Mills facility and transferred all commercial production and development services undertaken at its York Mills facility to its site in Whitby. The Company exited the York Mills facility in the third quarter of fiscal 2009. Because the business in the York Mills facility was transferred within the existing site network, its results of operations were included in continuing operations.

4. SUPPLEMENTAL BALANCE SHEET INFORMATION

Inventories

	As of October 31,
	2011	2010
	$	$
Raw materials, packaging components and spare parts	53.0	47.3
Work-in-process	28.8	26.0

Balance, end of the year	81.8	73.3

Below is a roll forward of the Company’s inventory provisions for fiscal 2011 and 2010:

	As of October 31,
	2011	2010
	$	$
Balance, beginning of the year	(7.8)	(5.0)
Additions	(7.6)	(5.7)
Write-offs	2.8	2.9

Balance, end of the year	(12.6)	(7.8)

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Accounts payable and accrued liabilities

The following is the breakdown of accounts payable and accrued liabilities:

	As of October 31,
	2011	2010
	$	$
Trade payables	102.5	88.9
Interest payable	1.0	1.0
Accrued salaries and related expenses	44.0	44.7
Customer deposits	17.9	14.6
Other accruals	16.1	7.5

	181.5	156.7

Deferred revenues

The following table summarizes the deferred revenue activity for each of fiscal 2011, 2010 and 2009:

Balance at November 1, 2008	$22.5
Cash received from customers	10.5
Cash repaid to customers	—
Amortization of deferred revenues	(1.0)
Foreign exchange	0.5
Other (1)	9.2
Balance at October 31, 2009	$41.7

Cash received from customers	47.4
Cash repaid to customers	(1.5)
Amortization of deferred revenues	(37.4)
Foreign exchange	(0.2)
Other (2)	(4.1)
Balance at October 31, 2010	$45.9

Cash received from customers	30.4
Cash repaid to customers	(3.1)
Amortization of deferred revenues	(45.0)
Foreign exchange	0.2
Other (2)	8.1
Balance at October 31, 2011	$36.5

(1)	Other changes to deferred revenues primarily consist of equipment received from customers in relation to certain manufacturing agreements in which he Company will retain ownership.
(2)

Other changes to deferred revenues primarily consist of movement between deferred revenue and other long-term liabilities associated with the amendments and eventual cancellation of a manufacturing agreement.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

5. CAPITAL ASSETS

	As of October 31,
	2011			2010
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
	$	$	$	$	$	$
Land	30.9	—	30.9	30.6	—	30.6
Buildings	309.9	86.7	223.2	283.1	71.2	211.9
Machinery and equipment	450.5	269.8	180.7	429.2	238.8	190.4
Office equipment (including software)	43.6	39.3	4.3	41.4	36.0	5.4
Furniture and fixtures	17.5	12.9	4.6	17.7	12.0	5.7
Construction in progress	30.5	—	30.5	33.4	—	33.4

Balance, end of the year	882.9	408.7	474.2	835.4	358.0	477.4

The amount of open purchase commitments related to authorized capital projects at October 31, 2011 and 2010 was approximately $5.9 million and $13.3 million, respectively. The expenditures are expected to be incurred during fiscal 2012.

Included in capital assets are assets under capital leases with a cost of $7.5 million and $16.0 million at October 31, 2011 and 2010, respectively. The amount of accumulated depreciation for assets under capital leases is $7.5 million and $4.1 million at October 31, 2011 and 2010, respectively.

6. INTANGIBLE ASSETS

	As of October 31,
	2011	2010
	$	$
Balance, beginning of the year	1.4	3.2
Additions	—	0.2
Amortization	(1.4)	(2.0)

Balance, end of the year	—	1.4

7. SHORT-TERM BORROWINGS

	As of October 31,
	2011	2010
	$	$
Italian short-term operating credit facilities totaling €17.0 million (October 2010—€17.0 million), bearing interest at 3-month Euribor plus spreads between 0.5% and 1.25%.	4.2	—
Short-term insurance premium financing	1.9	2.0

Balance, end of the period	6.1	2.0

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

8. LONG-TERM DEBT

Long-term debt in the accompanying consolidated balance sheets at October 31, 2011 and 2010 consists of the following:

	As of October 31,
	2011	2010
	$	$
8.625% senior secured notes due April 15, 2017	280.0	280.0
U.S. obligations under capital leases bearing interest at fixed rate of 5.6%, maturing November 2011.	0.1	0.6
U.K. obligations under capital lease bearing interest at 6%, maturing in 2012, payable in Euros.	—	2.1
Italian unsecured government loan, bearing interest at 0.9% per annum, maturing in 2012.	1.1	1.9

Total long-term debt outstanding	281.2	284.6
Less current portion	(1.1)	(3.5)

Balance, end of the period	280.1	281.1

In April 2010, the Company issued $280.0 million in aggregate principal amount of 8.625% senior secured notes due April 15, 2017 (“the Notes”) in a private placement. The net proceeds from the Notes were used to repay all of the outstanding indebtedness under the Company’s then-existing senior secured term loan and $75.0 million asset-based revolving credit facility (“ABL”), repay certain other indebtedness and to pay related fees and expenses. The remaining proceeds were used for general corporate purposes.

The Company also amended and restated its existing $75.0 million ABL. Under the amended terms of the ABL, the maturity date was extended from 2012 to 2014.

Interest on the Notes accrues at the rate of 8.625% per annum and is payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2010 to the holders of Notes of record on the immediately preceding April 1 and October 1, respectively. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to April 15, 2013, the Company may redeem all or a part of the Notes, at a redemption price equal to the greater of (i) 101% of the principal amount of the Notes redeemed and (ii) the sum of the 2013 redemption price set forth in the table below and all interest payments on the Notes redeemed that would be required from the date of redemption (the “Redemption Date”) through April 15, 2013, discounted back to the Redemption date, subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date.

In addition, until April 15, 2013, the Company may redeem up to 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 108.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings. At least 65.0% of the sum of the aggregate principal amount of the Notes originally issued under the indenture and any additional notes issued under the indenture after the original issue date must remain outstanding immediately after each redemption, and each redemption must occur within 90 days after the related equity offering.

Additionally, at any time prior to April 15, 2013, the Company may redeem a portion of the Notes, at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date; provided that in no event may the Company redeem more than 10.0% of the original aggregate principal amount of the Notes and any additional notes during any twelve-month period.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

On and after April 15, 2013, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	%
2013	106.469
2014	104.313
2015	102.156
2016 and thereafter	100.000

The agreements that govern the terms of the Company’s debt, including the indenture that governs the Notes and the credit agreement that governs the ABL, contain covenants that restrict the Company’s ability and the ability of its subsidiaries to, among other things:

•	incur additional indebtedness;

•	issue additional equity;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from subsidiaries or restrict its ability to incur liens on certain of its assets;

•	make capital expenditures;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merger or consolidate.

Provided that the Company is not in default under the ABL or the indenture governing the Notes and is able to demonstrate a certain Fixed Charge Coverage Ratio (as defined in the indenture governing the Notes), and will have a required minimum amount of remaining borrowing availability under the ABL after giving effect thereto, the Company is permitted to pay limited amounts of dividends or other distributions with respect to its common stock (as more particularly described in the ABL and the indenture governing the Notes, up to the lesser of (i) $15.0 million plus 50.0% of Excess Cash Flow (as defined in the ABL), plus net proceeds of additional permitted equity offerings under the ABL, and (ii) 50.0% of Consolidated Net Income (as defined in the indenture governing the Notes) plus net proceeds from additional permitted equity offerings or sales of restricted investments under the Notes).

In addition, under the ABL, if an event of default occurs or the Company’s borrowing availability falls below the greater of $10.0 million and 13.3% of total commitments under the ABL for any two consecutive days (which is defined under the ABL as an “Availability Trigger Event”), the Company will be required to satisfy and maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges (each as defined in the ABL) of not less than 1.10 to 1.00 until the first day thereafter on which, as applicable, either the event of default has been cured or its borrowing availability has exceeded the greater of $10.0 million and 13.3% of its total commitments for 30 consecutive days. The Company’s ability to meet the required ratio can be affected by events beyond the Company’s control, and the Company may not be able to meet this ratio. A breach of any of these covenants could result in a default under the ABL.

The Notes and the ABL are secured by substantially all of our assets and guaranteed by, and secured by substantially all of the assets of, the Company’s subsidiaries in the United States (including Puerto Rico), Canada, the United Kingdom (except Patheon UK Pension Trustees Limited) and the Netherlands. The Notes and the ABL are guaranteed on a limited basis by, and secured by certain assets of, the Company’s subsidiaries in France, Italy and Switzerland.

The Notes indenture contains language consistent with the ABL, which contains usual and customary covenants and events of default provisions.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Estimated minimum annual repayments of long-term debt based on current exchange rates for the next five years are:

$
2012	1.1
2013	—
2014	—
2015	—
2016	—
Thereafter	280.0

Total payments	281.1

Included within the above future repayments of long-term debt are obligations under capital leases. Future minimum capital lease payments under capital leases in effect at October 31, 2011 are as follows:

$
2012	0.1
2013	—
2014	—
2015	—

Total payments	0.1
Less capital lease minimum payments representing interest	—

Total payments	0.1

In the second quarter of fiscal 2011, the Company and a major customer agreed to terminate a supply contract. As part of the agreement, the customer agreed to relieve the Company of the obligation to pay the final amount for equipment under a capital lease maturing in fiscal 2012. This debt obligation was reclassified and amortized through deferred revenues.

9. OTHER LONG-TERM LIABILITIES

	As of October 31,
	2011	2010
	$	$
Defined benefit pension plans	30.7	24.6
Other post-employment benefits	7.0	6.4
Unfunded termination indemnities (2011—€4.5 million; 2010—€4.6 million)	6.2	6.5
Other long-term liabilities	9.8	7.6

	53.7	45.1

The unfunded termination indemnities relate to the employees of the Company’s Italian subsidiary. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable when the employee’s employment with the Company ceases. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee’s length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian government. Although there is no vesting period, the Italian government has established private accounts for these benefits and has required the Company to contribute $3.4 million in fiscal 2011 and $3.3 million in fiscal 2010 to these accounts, with additional contributions in the future. The liability recorded in the consolidated balance sheets is the amount to which the employees would be entitled if their employment with the Company ceased. The related expenses for fiscal 2011, 2010 and 2009 amounted to $3.1 million, $2.5 million and $2.5 million, respectively.

Other long-term liabilities at October 31, 2011, include $4.0 million of customer funded capital liabilities, $1.9 million for a deferred compensation plan, $1.1 million of deferred rent liability, and $0.9 million of post employment benefits. Other long-term liabilities at October 31, 2010, include $3.1 million of customer funded capital liabilities, $0.5 million of post employment benefits, $1.9 million for a deferred compensation plan and $0.9 million of deferred rent liability.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

10. EMPLOYEE FUTURE BENEFITS

Background

The Company has a number of defined benefit pension plans. In addition, it has other benefit plans that provide post-retirement healthcare and dental benefits. The Company measured the accrued benefit obligation and the fair value of plan assets for accounting purposes as of October 31, 2011 for the defined benefit pension and other benefit plans.

Information about the Company’s defined benefit pension and other benefit plans, in aggregate, is as follows:

	Defined Benefit Pension Plans 2011	Other Benefit Plans 2011	Defined Benefit Pension Plans 2010	Other Benefit Plans 2010
	$	$	$	$
Change in benefit obligation
Benefit obligation, beginning of the year	94.8	6.4	90.2	5.3
Current service cost	4.0	0.1	3.1	0.1
Interest cost	5.3	0.4	4.5	0.3
Member contributions during the year	1.1	—	0.9	—
Benefits paid	(2.4)	(0.2)	(2.3)	(0.1)
Actuarial loss (gain)	7.6	0.1	(1.2)	0.5
Currency translation	0.6	0.1	(0.4)	0.3

Benefit obligation, end of the year	111.0	6.9	94.8	6.4

Change in plan assets
Market value of plan assets, beginning of year	70.2	—	59.8	—
Actual return on plan assets	—	—	6.5	—
Member contributions during the year	1.1	—	0.9	—
Employer contributions	10.8	0.2	4.6	0.1
Benefits paid	(2.4)	(0.2)	(2.2)	(0.1)
Currency translation	0.6	—	0.6	—

Market value of plan assets, end of the year	80.3	—	70.2	—

Unfunded status of plans at October 31,	(30.7)	(7.0)	(24.6)	(6.4)

As of October 31, 2011, other long-term liabilities included an accrued benefit liability of $37.7 million for the defined benefit pension plan and the other benefit plan. As of October 31, 2010, other long-term liabilities included $31.0 million in accrued benefit liability for the defined benefit pension plan and the other benefit plan are in other long-term liabilities. A total of $34.7 million and $22.9 million of net actuarial losses are included in other comprehensive income for fiscal 2011 and 2010, respectively, and have not yet been recognized as a component of net periodic pension costs. For all of the Company’s plans, the accrued benefit obligations are in excess of plan assets as of October 31, 2011 and 2010. Please refer to Note 9—Other Long-Term Liabilities.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Pension plan assumptions

The following weighted-average assumptions were used to determine the projected benefit obligation of the Company’s defined benefit and other post retirement plans at the end of the respective fiscal year:

	Defined Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Discount rate	4.9%	5.3%	5.2%	5.3%
Rate of future compensation increases	3.7%	3.9%	—%	—%

The following weighted-average assumptions were used to determine the net periodic benefit cost of the Company’s defined benefit and other post retirement plans during the respective fiscal year:

	Defined Benefit Plans			Other Benefit Plans
	2011	2010	2009	2011	2010	2009
Discount rate	5.2%	5.8%	6.0%	5.2%	5.3%	7.0%
Expected long-term return on plan assets	6.9%	6.9%	7.3%	—%	—%	—%
Rate of future compensation increases	3.9%	4.1%	4.2%	—%	—%	—%

The 4.9% weighted-average discount rate used to determine the projected benefit obligation of the Company’s plans at the end of fiscal 2011 was derived by reference to appropriate benchmark yields on high quality corporate bonds, with terms which approximate the duration of the benefit payments and the relevant benchmark bond indices considering the individual plan’s characteristics, to select a rate at which the Company believes the pension benefits could have been effectively settled.

The Company selects an expected long-term rate of return on its pension plan assets and, in doing so, considers a number of factors including, without limitation, recent and historical performance of plan assets, asset allocation and other third-party studies and surveys. The Company considered the pension plan portfolios’ asset allocations over a variety of time periods and compared them with third-party studies and reviewed the performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plans’ advisors, investment managers and actuaries. While the Company considered both the recent performance and the historical performance of pension plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. Using the aforementioned methodologies, the Company selected the 6.9% long-term rate of return on plan assets assumption used for the pension plans during fiscal 2011. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.

The rate of future compensation increases is an assumption used by the actuarial consultants for pension accounting and is determined based on the Company’s current expectation for such increases.

A 4% to 10% annual rate of increase in the per capita cost of covered health care and dental benefits was assumed for fiscal 2011, with the assumption that the rate will decrease gradually over the next five years to 6% and will remain at that level thereafter. The following table outlines the effects of a one-percentage-point increase and decrease in the assumed health care and dental benefit trend rates:

	Benefit Obligation	Benefit Expense
	$	$
Impact of:
1% increase	1.0	0.1
1% decrease	(0.8)	(0.1)

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The cost components of the Company’s defined benefit pension plan and other benefit plans in aggregate are as follows:

	Years ended October 31,
	2011		2010		2009
	Defined Benefit Pension Plans	Other Benefit Plans	Defined Benefit Pension Plans	Other Benefit Plans	Defined Benefit Pension Plans	Other Benefit Plans
	$	$	$	$	$	$
Service cost	4.0	0.1	3.1	0.1	3.0	—
Interest cost	5.3	0.4	4.5	0.3	4.1	0.3
Expected return on plan assets	(5.0)	—	(3.9)	—	(4.6)	—
Amortization of actuarial loss	0.5	—	0.8	—	0.2	—
Other	—	—	—	—	0.3	—

Net periodic benefit costs	4.8	0.5	4.5	0.4	3.0	0.3

The Company also provides retirement benefits for the majority of its employees at its Canadian, U.S. and Puerto Rican sites under defined contribution pension plans. The total expense for the plans amounted to $2.8 million, $2.8 million and $3.4 million for fiscal 2011, 2010 and 2009, respectively.

The net benefit cost recognized for fiscal 2009, includes a curtailment gain of $1.2 million arising from a decision to conform certain post-employment benefits in the Company’s Canadian operations.

Total cash payments for employee future benefits totaled $14.6 million, $7.5 million and $6.9 million for fiscal 2011, 2010 and 2009, consisting of cash contributed by the Company to its defined benefit pension plans of $11.6 million, $4.6 million and $3.3 million, cash payments directly to beneficiaries for its other benefit plans of $0.2 million, $0.1 million and $0.2 million and cash contributed to its defined contribution plans of $2.8 million, $2.8 million and $3.4 million, respectively.

Pension plan assets

The following table presents information on the fair value of the defined benefit plans’ assets at October 31, 2011 and 2010:

	Defined Benefit Plans
As of October 31,	2011	2010
	$	$
Fair value of plan assets	80.3	70.2

The Pension Committee for the Company’s defined benefit plans (the “Pension Committee”) has adopted (and revises from time to time) an investment policy for the Canadian and U.K. defined benefit plans with the objective of meeting or exceeding, over time, the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level. In connection with this objective, the Pension Committee retains professional investment managers that invest plan assets in the following asset classes: equity and fixed income securities and cash and other investments, which may include hedge funds and private equity and global balanced strategies.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The Company’s defined benefit plans currently have the following targets for these asset classes, which are intended to be flexible guidelines for allocating the plans’ assets among various classes of assets, and are reviewed periodically and considered for readjustment when an asset class weighting is outside of its target (recognizing that these are flexible targets that may vary from time to time) with the objective of achieving the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level, as follows:

	Defined Benefit Plans Canada	Defined Benefit Plans U.K.
Asset Category:
Domestic equity securities	25-55%	38%
Foreign equity securities	5-30%	37%
Debt securities	30-70%	25%
Other	0-20%	—%

The fair value hierarchy must have the following levels: (a) quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1); (b) inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2); and (c) inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

The fair values of the defined benefit plans’ assets at October 31, 2011, by asset categories were as follows:

Defined Benefit Plans	Total	Level 1	Level 2	Level 3
	$	$	$	$
Asset Category:
Equity securities	44.4	—	44.4	—
Debt securities	13.9	—	13.9	—
Cash and other investments:	22.0	—	22.0	—

Total pension plan assets at fair value	80.3	—	80.3	—

The fair values of the defined benefit plans’ assets at October 31, 2010, by asset categories were as follows:

Defined Benefit Plans	Total	Level 1	Level 2	Level 3
	$	$	$	$
Asset Category:
Equity securities	43.9	—	43.9	—
Debt securities	13.1	—	13.1	—
Cash and other investments:	13.2	—	13.2	—

Total pension plan assets at fair value	70.2	—	70.2	—

Within the equity securities asset class, the investment policy adopted by the Pension Committee provides for investments in a broad range of publicly-traded securities ranging from domestic and international stocks and small to large capitalization stocks. Within the debt securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities, including domestic and international treasury issues, and corporate debt securities. In the cash and other investments asset class, investments may be in cash and cash equivalents and other investments, which may include hedge funds and private equity not covered in the classes listed above, provided that such investments are approved by the Pension Committee prior to their selection.

The Pension Committee’s investment policy does not allow the use of derivatives for speculative purposes, but such policy does allow its investment managers to use derivatives for the purpose of reducing risk exposures or to replicate exposures of a particular asset class.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Estimated future benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid out of the Company’s defined benefit plans and other post-retirement benefit plans:

	Total Defined Benefit Plan Payments	Total Other Benefit Plan Payments
	$	$
2011	2.3	0.2
2012	2.5	0.2
2013	2.5	0.2
2014	2.7	0.3
2015	3.1	0.3
2016 through 2020	14.4	2.0

	27.5	3.2

The Company expects to incur approximately $1.4 million of amortization from actuarial losses as part of its pension costs in fiscal 2012.

11. SHAREHOLDERS’ EQUITY

Share capital

Share capital consists of the following:

	2011	2010
	$	$
Authorized
Unlimited Class I preferred shares—Issuable from time to time in one or more series, each series comprising the number of shares and having the designation, rights, privileges, restrictions and conditions determined by the Company’s board of directors.	—	—
Unlimited restricted voting shares.	—	—
Issued and outstanding
150,000 Class I preferred shares consisting of 150,000 Series C (“convertible preferred shares”—converted July 29, 2009) and 150,000 Series D (“special voting preferred shares”)	—	—
Restricted voting shares of 129,167,926; (2010—129,167,926)	571.9	571.9

Convertible preferred shares

On July 29, 2009, JLL Patheon Holdings converted its 150,000 Series C preferred shares into a total of 38,018,538 restricted voting shares of Patheon, in accordance with the convertible preferred share terms. As a result of this conversion, the Company no longer has any Series C preferred shares outstanding.

Upon expiry of JLL Patheon Holdings’ unsolicited offer to acquire any or all of the outstanding restricted voting shares of Patheon (“JLL Offer”) on August 26, 2009, JLL Patheon Holdings and its affiliates (“JLL”) had acquired an aggregate of 33,854,708 restricted voting shares that were validly deposited. The restricted voting shares that JLL purchased pursuant to the JLL Offer represented approximately 38% of the outstanding restricted voting shares of the Company not already owned by JLL. As of October 31, 2011, JLL owned an aggregate of 72,077,781 Patheon restricted voting shares, representing approximately 56% of Patheon’s total restricted voting shares outstanding.

Restricted voting shares

The Company’s articles were amended on April 26, 2007 to re-designate the common shares as restricted voting shares. This occurred in connection with the issuance of the Series D special voting preferred shares. The holders of the Series D

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

special voting preferred shares have the right to elect three of nine members of the Board of Directors. The holders of Patheon’s restricted voting shares have the right to elect the remaining members of the Board of Directors. Under the rules of the TSX, voting equity securities are not to be designated, or called, common shares unless they have a right to vote in all circumstances that is not less, on a per share basis, than the voting rights of each other class of voting securities. Accordingly, the Company amended its articles to re-designate the common shares as restricted voting shares. This re-designation involved only a change in the name of the securities; the number of shares outstanding and the terms and conditions of the outstanding shares were not affected by the change.

Incentive stock option plan

The Company has an incentive stock option plan in which directors, officers and key employees of the Company and its consolidated subsidiaries, as well as other persons engaged to provide ongoing management or consulting services to Patheon, are eligible to participate. On March 10, 2011, the Company’s shareholders approved an amendment to the stock option plan, which, among other things, provides that the maximum number of shares that may be issued under the plan is 15,500,151, which currently represents 12% of the issued and outstanding restricted voting shares. The plan previously provided that the maximum number of shares that may be issued under the plan was 7.5% of the sum, at any point in time, of the issued and outstanding restricted voting shares of the Company and the aggregate number of restricted voting shares issuable upon exercise of the conversion rights attached to the issued and outstanding Class I Preferred Shares, Series C of the Company. As of October 31, 2011, 2010 and 2009, the total number of restricted voting shares issuable under the plan was 15,500,151 shares, 9,687,594 shares and 9,687,594 shares, respectively, of which there were stock options outstanding to purchase 12,628,458 shares, 8,327,357 shares and 4,699,348 shares, respectively, under the plan. Before the March 2011 amendments, the plan provided that the exercise prices of options were determined at the time of grant and could not be less than the weighted-average market price of the Company’s restricted voting shares on the TSX during the two trading days immediately preceding the grant date. Following the March 2011 amendments, the exercise prices of the options may not be less than the closing price of the restricted voting shares on the TSX (or on such other stock exchange in Canada or the United States on which restricted voting shares may be then listed and posted) on the grant date. Options generally expire in no more than 10 years after the grant date and are subject to early expiry in the event of death, resignation, dismissal or retirement of an optionee. Options have vesting periods of either three years or five years, with either one-third or one-fifth vesting on each anniversary of the grant date, respectively.

A summary of the plan and changes during each of fiscal 2011, 2010 and 2009 are as follows:

	2011		2010		2009
(Dollar amounts in Canadian dollars)	Shares Number	Weighted- Average Exercise Price	Shares Number	Weighted- Average Exercise Price	Shares Number	Weighted- Average Exercise Price
		$		$		$
Outstanding, beginning of the year	8,327,357	3.26	4,699,348	5.12	5,987,965	6.22
Granted	5,862,000	2.50	4,741,000	2.59	438,571	2.58
Exercised	—	—	—	—	—	—
Forfeited	(1,560,899)	3.34	(1,112,991)	8.23	(1,727,188)	8.32

Outstanding, end of the year	12,628,458	2.88	8,327,357	3.26	4,699,348	5.12

Exercisable, end of the year	3,893,124	3.65	2,542,246	4.52	2,451,187	6.88

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The following table summarizes information about options outstanding at October 31, 2011:

(Dollar amounts in Canadian dollars)	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
			$		$
$1.54 – 2.59	2,930,667	8.1 years	2.36	743,467	2.58
$2.60 – 2.88	7,043,967	9.0 years	2.61	495,833	2.60
$2.89 – 3.20	1,362,833	3.2 years	3.14	1,362,833	3.14
$3.21 – 13.21	1,290,990	3.2 years	5.20	1,290,991	5.20

Total	12,628,457			3,893,124

The Company did not issue any restricted voting shares under the stock option plan during fiscal 2011, 2010 and 2009.

For the purposes of calculating the stock-based compensation expense in connection with the Company’s incentive stock option plan, the fair value of stock options is estimated at the date of the grant using the Black-Scholes option pricing model and the cost is amortized over the vesting period.

The weighted-average fair value of stock options granted during fiscal 2011, 2010 and 2009 was $1.30, $1.39 and $1.40, respectively. The fair value of stock options for purposes of determining stock-based compensation was estimated on the date of grant using the following assumptions:

	2011	2010	2009
Risk free interest rate	2.5%	2.7%	2.8%
Expected volatility	59%	60%	62%
Expected weighted-average life of options	5 years	5 years	5 years
Expected dividend yield	0%	0%	0%

The Company recorded stock-based compensation expense in fiscal 2011, 2010 and 2009 of $3.5 million, $2.3 million and $1.0 million, respectively, for options granted on or after November 1, 2003.

The total fair value of shares that vested during fiscal 2011, 2010 and 2009 was $2.0 million, $1.3 million and $1.6 million, respectively. As of October 31, 2011, the total unrecognized compensation cost related to the nonvested stock options was $7.5 million, which is expected to be recognized through fiscal 2016, with a weighted average remaining vesting period of 2.58 years.

12. OTHER INFORMATION

Foreign exchange

During fiscal 2011, 2010 and 2009, the Company recorded a foreign exchange gain on cash flow hedges and transactions related to operating exposures of $1.6 million and $1.5 million, and a loss of $7.0 million, respectively.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Net change in non-cash working capital balances related to continuing operations

The net changes in non-cash working capital balances related to continuing operations are as follows:

	2011	2010
	$	$
Accounts receivable	(17.4)	9.4
Inventories	(8.5)	3.7
Income taxes receivable	2.6	(2.6)
Prepaid expenses and other	(2.1)	1.4
Accounts payable and accrued liabilities	26.7	(13.1)
Income taxes payable	(0.3)	(1.4)

	1.0	(2.6)

Related party transactions

Revenues for contract manufacturing from a company controlled by Joaquin B. Viso (the “Viso Affiliate”), a director and significant shareholder of the Company, were approximately less than $0.1 million, $0.1 million and $0.8 million for fiscal 2011, 2010 and 2009, respectively. These transactions were conducted in the normal course of business and are recorded at the exchanged amounts. Accounts receivable at October 31, 2011 and 2010 were nil and less than $0.1 million, respectively, resulting from these transactions. In addition, Patheon manufactures a product for a third party for which the product’s intellectual property is owned by the Viso Affiliate. The manufacturing agreement was originally contracted between the third party and the Viso Affiliate, but has been administered directly between Patheon and the third party on normal commercial terms since 2003.

As of October 31, 2011 and 2010, the Company had an investment of $3.3 million and $3.3 million, respectively, representing an 18% interest in two Italian companies (collectively referred to as “BSP Pharmaceuticals”) whose largest investor was an officer of the Company until December 31, 2009. These companies specialize in the manufacture of cytotoxic pharmaceutical products. As a result of the shareholders’ agreement with the other investors in BSP Pharmaceuticals that provides the Company with significant influence over BSP Pharmaceuticals’ operations, the Company accounts for its investment in BSP Pharmaceuticals using the equity method. Accordingly, for fiscal 2011, 2010 and 2009, the Company recorded investment income of less than $0.1 million, $0.4 million and losses of $0.4 million, respectively.

In connection with its investment in BSP Pharmaceuticals, the Company has a management services agreement with BSP Pharmaceuticals that provides on-going sales and marketing services, and provided engineering and operational services during the construction of the BSP facility which was completed in 2008. There were no management fees recorded under this agreement for fiscal 2011, 2010 and 2009. Accounts receivable at October 31, 2011 and 2010 include a balance of $1.2 million and $2.2 million, respectively, in connection with the management services agreement. These services were conducted in the normal course of business and are recorded at the exchanged amounts.

In connection with certain of BSP Pharmaceuticals’ bank financing, the Company had made commitments that it will not dispose of its interest in BSP Pharmaceuticals prior to January 1, 2011, and if needed, irrevocably inject equity (pro-rata) in order to ensure BSP complies with certain specific bank covenants.

On August 27, 2009, in response to the Company’s legal action, JLL Patheon Holdings commenced a legal action against each of the then current and former members of the Special Committee in respect of such members’ conduct in connection with the JLL Offer and other related matters. On November 30, 2009, the Special Committee of the Company’s Board of Directors and JLL Patheon Holdings announced that they entered into a settlement agreement in respect of the pending legal actions between the parties, which was confirmed by the courts on December 4, 2009. As part of this settlement the Company paid JLL Patheon Holdings $1.5 million and Joaquin B. Viso $0.4 million.

In fiscal 2010, Patheon and JLL Partners Inc. (“JLL Partners”) entered into a cost sharing arrangement with respect to certain third party consulting fees. The cost sharing arrangement between JLL Partners and Patheon was terminated during the first quarter of fiscal 2011, and there are no outstanding payables to JLL Partners related to this arrangement.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Categories of financial assets and liabilities

Under U.S. GAAP financial instruments are classified into one of the following five categories: held-for-trading, held to maturity investments, loans and receivables, available-for-sale financial assets and other financial liabilities. The Company has also designated certain of its derivatives as effective hedges. The carrying values of the Company’s financial instruments, including those held for sale on the consolidated balance sheets are classified into the following categories:

As of October 31,	2011	2010
	$	$
Held-for-trading[1]	33.4	53.5
Loans and receivables[2]	158.0	139.9
Other financial liabilities[3]	463.0	437.0
Derivatives designated as effective hedges[4]—gain (loss)	(0.5)	1.3

(1)	Includes cash and cash equivalents in bank accounts bearing interest rates up to 1%.
(2)	Includes accounts receivable.
(3)	Includes bank indebtedness, accounts payable, accrued liabilities and long-term debt.
(4)	Includes the Company’s forward contracts and collars in 2011 and forward contracts in 2010.

The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. The fair values of the Company’s financial instruments are not materially different from their carrying values.

As of October 31, 2011 and 2010, the carrying amount of the financial assets that the Company has pledged as collateral for its long-term debt facilities was $106.7 million and $101.5 million, respectively. Please refer to Note 8—Long Term Debt.

Fair value measurements

The Company classifies and discloses its fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: (a) quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1); (b) inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2); and (c) inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

The fair value is principally applied to financial assets and liabilities such as derivative instruments consisting of interest rate swaps and foreign exchange forward contracts. The following table provides a summary of the financial assets and liabilities that are measured at fair value as of October 31, 2011 and 2010:

	Fair value measurement at October 31, 2011 using:				Fair value measurement at October 31, 2010 using:
Assets measured at fair value	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	$	$	$	$	$	$	$	$
Derivatives designated as hedging instruments:
Foreign exchange forward contracts	—	1.2	—	1.2	—	1.3	—	1.3

Total assets	—	1.2	—	1.2	—	1.3	—	1.3

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

	Fair value measurement at October 31, 2011 using:				Fair value measurement at October 31, 2010 using:
Liabilities measured at fair value	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	$	$	$	$	$	$	$	$
Derivatives designated as hedging instruments:
Foreign exchange collars	—	1.7	—	1.7	—	—	—	—

	—	1.7	—	1.7	—	—	—	—

Level 1—Based on quoted market prices in active markets.

Level 2—Inputs, other than quoted prices in active markets, that are observable, either directly or indirectly.

Level 3—Unobservable inputs that are not corroborated by market data.

The following table presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets as of October 31, 2011 and 2010:

	Asset Derivatives as of October 31, 2011		Asset Derivatives as of October 31, 2010
Fair values of derivative instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
		$		$
Derivatives designated as hedging instruments:
Foreign exchange forward contracts	Prepaid expenses and other	0.2	Prepaid expenses and other	1.3
Foreign exchange forward contracts	Other long-term assets	1.0		—

Total designated derivatives		1.2		1.3

	Liability Derivatives as of October 31, 2011		Liability Derivatives as of October 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
		$		$
Derivatives designated as hedging instruments:
Foreign exchange collars	Accounts payable and accrued liabilities	1.4		—
Foreign exchange collars	Other long-term liabilities	0.3		—

Total designated derivatives		1.7		—

Foreign exchange forward contracts, interest rate swaps and other hedging arrangements

The Company utilizes financial instruments to manage the risk associated with fluctuations in foreign exchange and interest rates. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.

As of October 31, 2011, the Company’s Canadian operations had entered into foreign exchange forward contracts to sell an aggregate amount of $32.7 million. These contracts hedge the Canadian operations’ expected exposure to U.S. dollar denominated cash flows and mature at the latest on July 10, 2013, at an average exchange rate of $1.040 Canadian. The mark-to-market value of these financial instruments as of October 31, 2011 was an unrealized gain of $1.2 million, which has been recorded in accumulated other comprehensive income in shareholders’ equity, net of associated income tax.

As of October 31, 2011, the Company’s Canadian operations had entered into foreign exchange collars to sell an aggregate amount of US$106.9 million. These contracts hedge the Canadian operations’ expected exposure to U.S. dollar

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

denominated cash flows and mature at the latest on January 8, 2013, at an average exchange rate of $0.9824 Canadian. The mark-to-market value of these financial instruments as of October 31, 2011 was an unrealized loss of $1.7 million, which has been recorded in accumulated other comprehensive income in shareholders’ equity, net of associated income tax.

Prior to the refinancing, the Company had entered into interest rate swap contracts to convert all of the interest costs on its senior secured term loan from a floating to a fixed rate of interest until June 30, 2010. In April 2010, the Company completed the private placement of the Notes, with net proceeds of $268.5 million. The net proceeds of the offering were used to repay all of the outstanding indebtedness under the Company’s then-existing senior secured term loan and $75.0 million ABL, to repay other indebtedness and to pay related fees and expenses. The Company used the remaining proceeds for general corporate purposes. Currently approximately 1% of the Company’s debt is variable rate debt. The Company cancelled its interest rate swap on June 30, 2010, and at that time paid $1.8 million in hedging losses related to these financial instruments. These losses were recorded as part of the refinancing costs.

Risks arising from financial instruments and risk management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange and interest rate), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures. The Company does not purchase any derivative financial instruments for speculative purposes.

Risk management is the responsibility of the Company’s corporate finance team. The corporate finance team works with the Company’s operational personnel to identify, evaluate and, where appropriate, hedge financial risks. The Company’s corporate finance team also monitors material risks and discusses them with the audit committee of the board of directors.

Foreign exchange risk

The Company operates in Canada, the United States, Puerto Rico, Italy, France, Switzerland, the United Kingdom and Japan. Foreign exchange risk arises because the value of the local currency receivable or payable for transactions denominated in foreign currencies may vary due to changes in exchange rates (“transaction exposures”) and because the non-U.S. dollar denominated financial statements of the Company may vary on consolidation into the reporting currency of U.S. dollars (“translation exposures”).

The Company’s most significant transaction exposures arise in its Canadian operations. Prior to the refinancing in the second quarter of fiscal 2010, the balance sheet of the Company’s Canadian division included U.S. dollar denominated debt which was designated as a hedge against the Company’s investments in subsidiaries in the United States and Puerto Rico. The foreign exchange gains and losses related to the effective portion of this hedge were recorded in other comprehensive income. In the third quarter of fiscal 2010, the Company changed the functional currency of its corporate division in Canada to U.S. dollars, thereby eliminating the need for the Company to designate this U.S. dollar denominated debt as a hedge. In addition, approximately 90% of the revenues of the Canadian operations and approximately 10% of its operating expenses are transacted in U.S. dollars. As a result, the Company may experience transaction exposures because of volatility in the exchange rate between the Canadian and U.S. dollar. Based on the Company’s current U.S. denominated net inflows, as of October 31, 2011, fluctuations of +/-10% would, everything else being equal, have an effect on loss from continuing operations before taxes of approximately +/- $12.4 million, prior to hedging activities.

The objective of the Company’s foreign exchange risk management activities is to minimize transaction exposures and the resulting volatility of the Company’s earnings. The Company manages this risk by entering into foreign exchange forward contracts. As of October 31, 2011, the Company has entered into forward foreign exchange contracts to cover approximately 80% of its Canadian-U.S. dollar cash flow exposures for fiscal 2012. The Company does not currently hedge any translation exposures.

Translation gains and losses related to certain foreign currency denominated intercompany loans are included as part of the net investment in certain foreign subsidiaries, and are included in accumulated other comprehensive income (loss) in shareholders’ equity.

Interest rate risk

Prior to the issuance of the Notes, the Company’s interest rate risk primarily arose from its floating rate debt, in particular its revolving debt, demand lines, senior secured term loan in North America and its Italian mortgages. The objective of the

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Company’s interest rate management activities is to minimize the volatility of the Company’s earnings. In order to manage this risk, the Company had entered into interest rate swaps to convert the interest expense on its senior secured term loan, until June 2010, from a floating interest rate to a fixed interest rate. In April 2010, the Company completed the private placement of the Notes. The net proceeds from the Notes were used to repay all of the outstanding indebtedness under the Company’s then-existing senior secured term loan and $75.0 million ABL, to repay certain other indebtedness and to pay related fees and expenses. The Company used the remaining proceeds for general corporate purposes. Currently approximately 1% of the Company’s debt is variable rate debt. The Company cancelled the interest rate swaps on June 30, 2010, and paid $1.8 million in related hedging losses. These losses were accrued as part of the refinancing costs.

Credit risk

Credit risk arises from cash and cash equivalents held with banks and financial institutions, derivative financial instruments (foreign exchange forward contracts and interest rate swaps with positive fair values), and credit exposure to customers, including outstanding accounts receivable. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

The objective of managing counterparty credit risk is to prevent losses in financial assets. The Company assesses the credit quality of the counterparties, taking into account their financial position, past experience and other factors. Management also monitors the utilization of credit limits regularly. In cases where the credit quality of a customer does not meet the Company’s requirements, a cash deposit is received before any services are provided. As of October 31, 2011 and 2010, the Company held deposits of $17.9 million and $14.6 million, respectively.

The carrying amount of accounts receivable are reduced through the use of an allowance account and the amount of the loss is recognized in the consolidated statements of loss within operating expenses. When a receivable balance is considered uncollectible, it is written off against the allowance for accounts receivable. Subsequent recoveries of amounts previously written off are credited against operating expenses in the consolidated statements of loss.

Liquidity risk

Liquidity risk arises through excess of financial obligations over available financial assets due at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements at all times. The Company mitigates liquidity risk by maintaining cash and cash equivalents on hand and through the availability of funding from credit facilities. As of October 31, 2011, the Company was holding cash and cash equivalents of $33.4 million and had undrawn lines of credit available to it of $94.9 million.

The contractual maturities of the Company’s financial liabilities are presented in Note 8—Long-Term Debt and reflect the impact of the refinancing in second quarter of fiscal 2010.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

14. OTHER COMPREHENSIVE INCOME (LOSS)

	Years ended October 31,
	2011	2010	2009
	$	$	$
Net loss attributable to restricted voting shareholders	(16.4)	(4.6)	(17.8)

Other comprehensive income, net of income taxes
Change in foreign currency gains on investments in subsidiaries, net of hedging activities[1]	5.3	1.6	25.5
Change in value of derivatives designated as foreign currency and interest rate cash flow hedges[2]	1.7	9.0	8.0
(Losses) gains on foreign currency and interest rate cash flow hedges reclassified to consolidated statement of loss[3]	(3.0)	(6.2)	4.9
Other comprehensive income for the period
Net change in minimum pension liability	(2.5)	2.4	(11.7)
Other	—	—	(0.1)

Comprehensive (loss) income attributable to restricted voting shareholders	(14.9)	2.2	8.8

The amounts disclosed in other comprehensive income have been recorded net of income taxes as follows:

[1]	Net of an income tax benefit of $0.4 million, an expense of $0.1 million (2010) and nil (2009).
[2]	Net of an income tax expense of $0.5 million, $1.9 million (2010) and $1.1 million (2009).
[3]	Net of an income tax benefit of $1.1 million, $0.8 million (2010) and $0.9 million (2009).

15. INCOME TAXES

The following is a reconciliation of the expected income tax (recovery) expense obtained by applying a single statutory tax rate of 26.75% (which is a mixture of federal and provincial rates) of its Canadian parent, to the loss from continuing operations before income taxes:

	As of October 31,
	2011	2010	2009
	$	$	$
Expected income tax expense (recovery) using statutory tax rates	(3.9)	(4.8)	4.5
Change in valuation allowance	4.0	(19.2)	3.8
Permanent differences and other:
Foreign	2.3	2.5	2.5
Domestic	(5.6)	(0.7)	(3.6)
Foreign rate differentials	2.5	8.4	5.3
Other	1.8	—	0.1

Provision for income taxes	1.1	(13.8)	12.6

Effective tax rate	(7.5)%	82.7%	92.0%

Permanent foreign differences reconciling expected income tax expense using statutory tax rates to the provision for income taxes were primarily meals & entertainment costs, employee costs, and salary & benefits that are not deductible in Italy, France, Canada and the United States. Other permanent domestic differences were primarily due to recording research and development investment tax credits tax benefits and the book versus tax treatment of foreign exchange gains in Canada (resulting from the change in functional currency of the Company’s corporate division in Canada to U.S. dollars as disclosed in the third quarter of fiscal 2010).

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The tax effects of significant items comprising the Company’s net deferred income tax assets are as follows:

	2011	2010
	$	$
Net operating loss carryforward	15.4	26.3
Accounting provisions not currently deductible for tax purposes	11.8	4.3
Unrealized foreign exchange losses on debt	0.6	1.1
Share issue costs	0.3	1.0
Deferred financing costs	0.3	0.9
Deferred revenue	8.2	2.1
Unclaimed R&D expenditures	10.0	7.4
Investment tax credits	17.9	13.3
Other	10.2	5.4
Book depreciation in excess of tax depreciation	(45.7)	(48.1)
Valuation allowance	(9.7)	(6.5)

	19.3	7.2

The short-term and long-term deferred income tax assets and liabilities after netting are as follows:

	2011	2010
	$	$
Short-term deferred income tax assets	8.1	7.7
Long-term deferred income tax assets	39.1	28.9
Long-term deferred income tax liabilities	(27.9)	(29.4)

	19.3	7.2

The Company has tax-effected net operating losses, consisting of federal, state and foreign, of $15.4 million; $6.4 million of the losses have an indefinite life and $9.0 million have expiry dates ranging from October 31, 2016 to October 31, 2031.

The Company has not recorded deferred tax liabilities on the unremitted earnings of foreign subsidiaries as the Company currently intends to reinvest these earnings in its foreign operations indefinitely. Under Canadian tax laws, the Company’s unremitted earnings from its foreign subsidiaries are exempt from income tax but may be subject to withholding tax at the source upon distribution. Determination of this withholding tax liability is not practicable.

During the first half of fiscal 2010 the Company evaluated its valuation reserves. The Company determined that the valuation allowance on its net Canadian deferred tax assets is no longer required based on its assessment of the future prospects of its Canadian operations. As a result of this determination, the Company released $21.0 million of valuation reserves through the benefit from income taxes in its consolidated statement of loss for fiscal 2010.

During fiscal 2011, the Company adopted uncertain tax provisions standard ASC 740, applied retroactively to November 1, 2007. As a result of the implementation of this standard, the Company recognized no material adjustment in the liability for unrecognized income tax benefits or effect on accumulated deficit. As of October 31, 2011 and 2010, unrecognized tax benefits were $0.8 million and $1.4 million, respectively. At October 31, 2011 and 2010, unrecognized tax benefits of $0.8 million and $0.6 million, respectively, related to permanent income tax differences, will have a favorable effect on the Company’s effective tax rate if recognized; the remaining balance would result in a reclassification on the balance sheet.

The Company classifies interest recognized under ASC 740 as a component of interest expense in the consolidated statements of loss. Penalties, if incurred, are recorded as other operating expenses in the consolidated statements of loss. The Company recorded no material amount of interest expense under ASC 740 for fiscal 2011 and 2010.

The Company for Canadian purposes is generally no longer subject to examinations for the fiscal years ended October 31, 2006 and prior. The Company is currently under examination by the Canada Revenue Agency for the fiscal years ended

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

October 31, 2007 through October 31, 2008. During fiscal 2011, the Canada Revenue Agency concluded examination of the Company’s transfer pricing position for the years ended October 31, 2005 through 2008 resulting in no adjustment to Canadian taxable income.

During fiscal 2011, the U.S. Internal Revenue Service concluded examination of the Company’s October 31, 2007 and 2008 consolidated U.S. federal income tax returns. The Company acquiesced to the conclusions reached in the examination. The results of the examination have been reviewed and accepted by the Joint Committee on Taxation. The Company believes the issues addressed by this examination are settled and has, accordingly, reduced the reserve for these uncertain tax benefits.

During fiscal 2011, the French tax authority concluded examination of the Company’s income tax returns for the years ended October 31, 2007 and 2008. The Company appealed the assessment related to transfer pricing, but the French authorities maintained the assessment and the Company has indicated it intends to further appeal and believes the result will be a nil or immaterial assessment. The Company anticipates no material change to unrecognized tax benefits resulting from this examination.

During fiscal 2011, the Hungarian tax authority initiated an examination for the years ended December 31, 2005 through August 12, 2010 as part of the liquidation process. The examination has concluded and resulted in a nil assessment.

Statutes related to foreign and state jurisdictions are open from October 31, 2004-October 31, 2010. Certain carry forward tax attributes generated in prior years remain subject to examination and adjustment.

During the next 12 months, the Company expects no material change in the total amount of unrecognized tax benefits. A reconciliation of the beginning and ending amounts of the tax reserves is as follows:

Balance at November 1, 2008	$0.6
Increase based on tax positions taken in the current year	2.1
Balance at October 31, 2009	$2.7
Decrease related to settlements with taxing authorities and changes in law	(1.3)
Balance at October 31, 2010	$1.4

Decrease related to positions taken in the current year	(0.8)
Increase based on tax positions taken in current year	0.2
Balance at October 31, 2011	$0.8

Below is a breakout of the Company’s (loss) income from continuing operations before income taxes:

	Years ended October 31,
	2011	2010	2009
	$	$	$
Domestic	(12.5)	(15.7)	1.2
Foreign	(2.2)	(1.0)	12.5

	(14.7)	(16.7)	13.7

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

16. SEGMENTED INFORMATION

The Company is organized and managed in two business segments: commercial manufacturing and PDS. These segments are organized around the service activities provided to the Company’s customers.

	As of and for the year ended October 31, 2011
	Commercial	PDS	Corp. & Other	Total
	$	$	$	$
Revenues	572.6	127.4	—	700.0
Adjusted EBITDA	79.2	24.1	(36.9)	66.4
Total assets	673.0	84.5	67.1	824.6
Depreciation	46.4	5.8	1.0	53.2
Goodwill	3.5	—	—	3.5
Capital expenditures	38.4	8.8	0.6	47.8

	As of and for the year ended October 31, 2010
	Commercial	PDS	Corp. & Other	Total
	$	$	$	$
Revenues	545.3	125.9	—	671.2
Adjusted EBITDA	72.3	36.0	(27.4)	80.9
Total assets	639.5	82.1	91.6	813.2
Depreciation	49.1	5.9	0.6	55.6
Impairment	3.6	—	—	3.6
Goodwill	3.4	—	—	3.4
Capital expenditures	38.8	8.7	1.2	48.7

	As of and for the year ended October 31, 2009
	Commercial	PDS	Corp. & Other	Total
	$	$	$	$
Revenues	530.0	125.1	—	655.1
Adjusted EBITDA	71.2	32.7	(29.9)	74.0
Total assets	674.2	61.6	58.4	794.2
Depreciation	36.8	5.1	0.5	42.4
Goodwill	3.2	—	—	3.2
Capital expenditures	39	8.2	1.9	49.1

Cash and cash equivalents as well as deferred tax assets are considered to be part of “Corp. & Other” in the breakout of total assets shown above. Total assets in the commercial segment include $0.7 million as of October 31, 2009 that are classified as held for sale. In fiscal 2010 the Company, following another impairment analysis, completely wrote down the assets held for sale to their fair value less the cost to sell, which was nil.

The Company evaluates the performance of its segments based on segment Adjusted EBITDA, which is defined as income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive loss, refinancing expenses, gains and losses on sale of capital assets, gain on extinguishment of debt, income taxes, asset impairment charges, depreciation and amortization, and other non-cash expenses. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

Below is a reconciliation of Adjusted EBITDA to its closest U.S. GAAP measure.

	Years ended October 31,
	2011	2010	2009
	$	$	$
Adjusted EBITDA:
Total Adjusted EBITDA per above	66.4	80.9	74.0
Depreciation and amortization	(53.2)	(55.6)	(42.4)
Repositioning expenses	(7.0)	(6.8)	(2.1)
Interest expense, net	(25.6)	(19.6)	(15.4)
Impairment charge	—	(3.6)	—
(Loss) gain on sale of capital assets	(0.2)	(0.2)	—
Refinancing expenses	—	(12.2)	—
Benefit from (provision for) income taxes	(1.1)	13.8	(12.6)
Other	4.9	0.4	(0.4)

(Loss) income before discontinued operations	(15.8)	(2.9)	1.1

As illustrated in the table below, revenues are attributed to countries based on the location of the customer’s billing address, capital assets are attributed to the country in which they are located and goodwill is attributed to the country in which the entity to which the goodwill pertains is located:

	As of and year ended October 31, 2011
	Canada	U.S.*	Europe	Other	Total
	$	$	$	$	$
Revenues	12.0	348.9	302.4	36.7	700.0
Capital assets	115.6	133.6	223.3	1.7	474.2
Goodwill	3.5	—	—	—	3.5

	As of and year ended October 31, 2010
	Canada	U.S.*	Europe	Other	Total
	$	$	$	$	$
Revenues	16.2	319.7	310.7	24.6	671.2
Capital assets	116.4	129.4	229.9	1.7	477.4
Impairment	—	3.6	—	—	3.6
Goodwill	3.4	—	—	—	3.4

	As of and year ended October 31, 2009
	Canada	US*	Europe	Other	Total
	$	$	$	$	$
Revenues	18.1	345.5	262.5	29.0	655.1
Capital assets	117.4	131.4	239.8	1.1	489.7
Goodwill	3.2	—	—	—	3.2

*	Includes Puerto Rico

During fiscal 2011, 2010 and 2009, the Company did not have any one customer that accounted for more than 10% of total revenues.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

16. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into long-term rental agreements expiring at various dates until 2020. The future rental payments for the next five years and thereafter are estimated as follows:

$
2011	7.2
2012	5.7
2013	3.8
2014	2.5
2015	1.2
Thereafter	2.3

Total payments	22.7

The Company’s total rental expenses related to its operating leases for fiscal 2011, 2010 and 2009 were $7.2 million, $6.0 million and $4.1 million, respectively.

Other

The Company may be subject to lawsuits, investigations and other claims, including environmental, labor, product, customer disputes and other matters in the normal course of operations and otherwise. The Company believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to estimate the extent of potential costs, if any, the Company believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity.

The Company’s tax filings are subject to audit by taxation authorities. Although the Company believes that it has adequately provided for income taxes based on the information available, the outcome of audits cannot be known with certainty and the potential impact on the financial statements is not determinable.

17. REPOSITIONING EXPENSES

During fiscal 2011, the Company incurred $7.0 million in repositioning expenses, of which $4.0 million related to the shutdown of the Caguas facility. The remaining $3.0 million related to the Company’s 2011 strategic initiatives in Zug and Swindon.

During fiscal 2010, the Company incurred $6.8 million in expenses associated with the shutdown of its Caguas facility. Included in the employee-related expenses within the commercial segment for fiscal 2009 are repositioning expenses related to the York Mills facility and $3.4 million of repositioning expenses related to the closure of the Company’s Carolina facility that are presented in discontinued operations.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

The following is a summary of these expenses and other charges associated with operational improvements (collectively “repositioning expenses”) as of and for fiscal 2011, 2010 and 2009:

As of and for the year ended October 31, 2011	Commercial	PDS	Corporate	Total
	$	$	$	$
Total repositioning liabilities at October 31, 2010				3.2
Employee-related expenses	3.3	—	1.0	4.3
Consulting, professional and project costs	2.7	—	—	2.7

Total expenses	6.0	—	1.0	7.0
Repositioning expenses paid				(3.5)
Total repositioning liabilities at October 31, 2011				6.7

As of and for the year ended October 31, 2010	Commercial	PDS	Corporate	Total
	$	$	$	$
Total repositioning liabilities at October 31, 2009				2.9
Employee-related expenses	3.7	—	—	3.7
Consulting, professional and project costs	3.1	—	—	3.1

Total expenses	6.8	—	—	6.8
Repositioning expenses paid				(6.4)
Foreign exchange				(0.1)

Total repositioning liabilities at October 31, 2010				3.2

As of and for the year ended October 31, 2009	Commercial	PDS	Corporate	Total
	$	$	$	$
Total repositioning liabilities at October 31, 2008				8.0
Employee-related expenses	5.1	—	—	5.1
Consulting, professional and project management costs	0.4	—	—	0.4

Total expenses*	5.5	—	—	5.5
Repositioning expenses paid				(10.8)
Foreign exchange				0.2

Total repositioning liabilities at October 31, 2009				2.9

*	$3.4 million of repositioning expenses in fiscal 2009 were recorded in discontinued operations related to the Carolina facility.

18. REFINANCING EXPENSES

During fiscal 2010, the Company incurred expenses of $12.2 million in connection with its refinancing activities. These transaction costs relate to expenses associated with obtaining debt financing, including fees paid to advisors and other related costs. Included in the refinancing expenses are $1.8 million in costs related to the previous senior secured term loan that were written off and $1.8 million in losses for the interest rate swaps on the previous debt that were cancelled on June 30, 2010. Financing costs of $7.6 million, including fees paid to lenders, were capitalized and netted against the carrying value of the related debt and amortized to interest expense over the life of the Notes and credit agreement. Please refer to Note 8—Long-Term Debt.

19. SUBSEQUENT EVENTS

On November 1, 2011, the Company announced that Eric Evans, the Company’s then Chief Financial Officer, resigned from the Company. Due to Mr. Evans’s employment agreement, the Company incurred a severance charge of approximately $0.5 million in the first quarter of fiscal 2012 for severance and benefits.

Patheon Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2011, 2010 and 2009

(Dollar information in tabular form is expressed in millions of U.S. dollars)

In the fourth quarter of fiscal 2011, a customer gave notice of its intent to seek indemnification against the Company pursuant to a manufacturing service agreement (“MSA”) for all costs associated with a recall and associated defective products. The Company accrued $1.7 million, net of expected insurance proceeds, to cover recall costs and replace the returned products. In November, the customer gave further notice of its intent to seek indemnification pursuant to the MSA for all actual and potential third-party claims filed against them in connection with the recall, as well as all costs and expenses of the defense and settlement of such claims. To date, three putative class actions related to the recall have been commenced in the United States against the customer. At this time, it is not possible to estimate the number of potential claimants or the amount of potential damages in the above actions. To date, the Company has not been named as a party in any action related to the product recall.

On December 15, 2011, the Company announced the appointment of Michel Lagarde, Principal, JLL Partners, to its Board. Mr. Lagarde replaced Thomas S. Taylor, Managing Director, JLL Partners, who left the Board effective December 15, 2011. Mr. Lagarde replaced Mr. Taylor as the Chairman of the Company’s Compensation and Human Resources Committee and is a member of the Company’s Audit and Corporate Governance Committees.